April 27, 1998


To whom it may concern,

I consent to the reference to my name in the prospectus included as part of this post-effective amendment no. 5 to the Registration Statement of The Manufacturers Life Insurance Company of North America Separate Account B on
Form S-6 (file No. 33-92466).

Very Truly Yours,

/s/ James D. Gallagher

James D. Gallagher
Vice President, Secretary and
General Counsel